Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
GlobalSCAPE, Inc. and Subsidiaries:

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (Form S-1) (No. 333-139401) and related Prospectus of GlobalSCAPE, Inc. for the registration of 4,732,000 shares of its common stock and to the inclusion of our report dated March 21, 2008 with respect to the consolidated financial statements of GlobalSCAPE, Inc. as of December 31, 2006 and 2007 and for the years ended December 31, 2007, 2006 and 2005.

/s/ PMB Helin Donovan, LLP

Austin, Texas
April 18, 2008